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Exhibit 99.1

WESTERN GAS RESOURCES, INC.
ANNOUNCES 2003 RESERVE ADDITIONS
AND PRODUCTION

        February 13, 2004. Western Gas Resources, Inc. ("Western") (NYSE:WGR) today announced that proved reserves at December 31, 2003 increased 16 percent to 685 billion cubic feet of gas equivalents ("Bcfe"). Additions net of revisions totaled 149 Bcfe and 97 Bcfe net of production. The Company replaced 283 percent of 2003 production of 52.6 Bcfe and net production increased ten percent in 2003. The drilling activities provided 93 percent of the reserve additions and Rocky Mountain natural gas reserves represent 99 percent of the reserve base. The Company drilled 601 gross wells in 2003, 99 percent of which were successful. The above results are based on a full independent reserve report prepared by Netherland, Sewell & Associates, Inc. ("NSAI").

        Finding and development costs were approximately $0.58 per thousand cubic feet equivalents ("Mcfe") based on estimated capital expenditures of $87 million for exploration and production operations in 2003. The 2003 finding and development costs were $0.52 per Mcfe excluding approximately $9.4 million of exploration drilling and leasing costs. At December 31, 2003 the pretax present value of the reserves discounted at ten percent was $1.0 billion, based on year-end NYMEX prices of $5.97 per Mcf of gas and $31.32 per barrel of oil, adjusted for regional pricing differentials and considering existing hedging positions. At year-end, 42 percent of reserves were proved developed.

        Powder River Basin Coal Bed Methane.    As of December 31, 2003, the Company controlled approximately 529,000 net acres in the Powder River Basin coal bed methane (CBM) development.    During 2003, a total of 536 gross CBM wells were drilled. Net CBM production increased three percent to 43.7 Bcf in 2003 and averaged 120 million cubic feet per day ("MMcfd").

        Proved net reserves at year-end 2003 in the Powder River CBM play are 326 Bcfd. Additions of 79 Bcf were offset by 123 Bcf of revisions, primarily related to undrilled locations, and 43.7 Bcf of production, representing an 88 Bcf reduction in proved reserves. The downward revisions were largely due to a change in methodology for calculating gas content and reserves in the Wyodak coals warranted by unexpected pressure declines in the mature development area and due to drainage by offset wells. The Company, as well as the majority of the CBM producers in the Powder River Basin, the State of Wyoming and the United States Department of Energy has historically utilized gas content calculations based on adsorbed isotherm data for the Wyodak coals on the eastern side of the basin. This approach assumed that the coal was 100 percent gas saturated at a specific temperature and pressure. After in-depth analysis, the Company, in consultation with an independent engineering firm, concluded that the Wyodak is not fully saturated. It was then determined that desorbed gas content values, which is the volume of gas that is measured from a coal sample as it was depressured in a laboratory setting, more closely represents the actual gas content and reserves in the Wyodak coal in light of current field pressures.

        Since the Company had previously determined that the Big George was under saturated, it has historically utilized desorbed values to calculate gas content and reserves for the Big George coals. Hence, it believes that estimates for reserves in the Big George coal are still valid, which has been verified by NSAI in the full reserve report. Western will utilize the desorbed gas contents in all Powder River Basin coals in the future and plans to collect additional core samples as the development continues.

        Proved reserves at December 31, 2003 included 85 Bcf from the Big George coal, primarily in the All Night Creek Unit. The Company's gross production from the Big George coal has continued to increase and is currently over 39 MMcfd from the All Night Creek Unit, Pleasantville and Kingsbury Unit development areas. Industry-wide Big George production was approximately 120 MMcfd as of last report by the State of Wyoming, representing an estimated 100 percent growth rate during the previous 12 months. The Company currently has 337 Big George wells that are dewatering and producing gas.

An additional 148 Big George wells are dewatering and 283 Big George wells have been drilled and are in various stages of completion and hook-up in preparation for production.

        The Company expects to drill approximately 800 wells in the Powder River Basin CBM development in 2004, including 500 wells in the Big George coal. In 2004, Powder River Basin CBM production is expected to remain constant to 2003. The rate of production is somewhat limited in 2004 by the number of federal permits issued in 2003 and normal dewatering times in the Big George coal. Production is expected to return to double-digit growth of approximately ten to fifteen percent in 2005 based on a significant number of existing and new wells beginning to produce gas in the Big George coal and the federal permitting process accelerating in 2004.

        Greater Green River Basin.    As of December 31, 2003, the Company controlled approximately 179,000 net acres in the Greater Green River Basin, including 31,000 net acres in the area of the prolific Pinedale Anticline and Jonah Field in southwest Wyoming. In 2003, the Company participated in 53 gross wells in the Pinedale Anticline, more than twice the number of wells in 2002. The Company also drilled seven wells and abandoned one exploration well in the Sand Wash Basin in northwest Colorado. Natural gas production volumes from these areas increased 64 percent from a year ago to 24 MMcfed net in 2003. Total natural gas production was 8.9 Bcfe. Production volumes in the Greater Green River Basin are expected to increase approximately 80 percent in 2004 and 25 percent in 2005 based on current drilling plans.

        Net proved reserves in the Greater Green River Basin increased 106 percent to 359 Bcfe, including 330 Bcfe in the Pinedale Anticline. Reserve additions were largely developed through drilling operations and also included 10.6 Bcfe related to the acquisition of a non-operated interest in the Company's Sand Wash Basin properties.

        Results in 2003 reflected existing 40-acre downspacing and success in the deeper Mesaverde sands in the Pinedale Anticline, which have added significant reserves. In October 2003, the Wyoming Oil & Gas Commission approved two pilot drilling programs to increase density on a portion of Western's Pinedale Anticline leasehold to two wells per 40 acres. Approximately 60 wells are expected to be drilled by two of Western's partners during the next 12 to 24 months to test the increased density concept, which would effectively result in 20-acre spacing. No proved reserves are attributable to 20-acre spacing at this time. If drilling on the increased density proves successful, the Company could participate in as many as 1,000 future well locations on the Pinedale Anticline during the next ten or more years.

        The Company expects to participate in approximately 90 new wells on the Pinedale Anticline in 2004, nearly doubling the number of wells from 2003. Additionally, the Company expects to drill nine wells in the Sand Wash Basin and five wells in the Wamsutter area. The Company also plans to drill at least 12 test wells in the recently announced Niobrara biogenic gas play in northeast Colorado.

        CEO Comments.    Peter Dea, Chief Executive Officer and President, commented, "We are pleased to report double-digit production and reserve growth for 2003 at very attractive returns for our shareholders, while reducing debt throughout the year. For the sixth straight year we have realized net reserve additions, with the majority of the growth resulting from the drilling operations. Our probable and possible resource potential remains three to four times our proved reserves and will provide future reserves and production growth. The revisions in the Wyodak coal were a disappointment, although they were more than offset by the combined additions in the Big George coal and Greater Green River Basin.

        "Production volumes from the Big George coal are expected to continue to ramp up in 2004. Additionally the Pinedale Anticline activity looks very promising for 2004 between the increase in drilling, 20-acre pilots and expanded capacity of both our Rendezvous Gathering system and Granger processing plant. Several of our company-building exploration projects will see additional drilling, leasing and seismic activity in 2004. Complementing our upstream success is our continued high cash flow and solid net margins in our gathering and processing assets in the Rockies, West Texas and western Oklahoma. Overall 2004 is expected to be another excellent year for our shareholders."

        The Company's production and proved reserves at December 31, 2003 as prepared by NSAI in their full reserve report are summarized in the following table.

Reserve Table

	2003 Proved Reserves	2003 Production	2002 Proved Reserves
Area
	Gas	Gas	Gas
	(Bcfe)	(Bcfe)	(Bcfe)
Powder River-Coal Bed Methane	326.0	43.7	414.1
Green River Basin	330.0	7.5	160.9
Sand Wash Basin and Other	28.7	1.4	12.9
Company Totals	684.7	52.6	587.9

        Earnings Release.    The Company will release its fourth quarter and year end 2003 financial results at 7:00 a.m. Eastern time on Thursday, February 19, 2004. Western invites you to listen to its fourth quarter and year end conference call via telephone or live Webcast on Thursday, February 19, 2004 at 11:30 a.m. Eastern, 9:30 a.m. Mountain time. To listen via telephone, dial (719) 457-2600 five to ten minutes before the start of the call. A replay will be available through midnight, February 25, 2004, by dialing (719) 457-0820, pass code 768922. The live conference call may also be accessed on the Internet by logging onto Western's Web site at www.westerngas.com. Select Financial/Investor Information, then the Current News option on the menu.

        Company Description.    Western is an independent natural gas explorer, producer, gatherer, processor, transporter and energy marketer providing a broad range of services to its customers from the wellhead to the sales delivery point. The Company's producing properties are located primarily in Wyoming, including the developing Powder River Basin coal bed methane play, where Western is a leading acreage holder and producer. The Company also designs, constructs, owns and operates natural gas gathering, processing and treating facilities in major gas-producing basins in the Rocky Mountain, Mid-Continent and West Texas regions of the United States. For additional Company information, visit Western's Web site at www.westerngas.com.

        This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding production, new well locations, reserves and capital expenditures. Although the Company believes that its expectations are based on reasonable assumptions, Western can give no assurances that its goals will be achieved. These statements are subject to a number of risks and uncertainties, which may cause actual results to differ materially. These risks and uncertainties include, among other things, changes in natural gas and NGL prices, government regulation or action, geological risk, environmental risk, weather, rig availability, transportation capacity, the ability of Western's partners to fund the necessary capital expenditures and other factors as discussed in the Company's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission. Reserve estimates are also subject to numerous uncertainties inherent in the estimation of quantities of proved and probable reserves, the projection of future rates of production and the timing of development expenditures. The accuracy of these estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Reserve estimates are imprecise and should be expected to change as additional information becomes available. Estimates of economically recoverable reserves and of future net cash flows prepared by different engineers or by the same engineers at different times may vary substantially. Results of subsequent drilling, testing and production may cause either upward or downward revisions of previous estimates. In addition, the estimates of future net revenues from proved reserves and the present value of those reserves are based upon certain assumptions about production levels, prices and costs, which may not be correct. Further, the volumes considered to be commercially recoverable fluctuate with changes in prices and operating costs.

Investor Contact:	Ron Wirth, Director of Investor Relations (800) 933-5603 e:mail: rwirth@westerngas.com

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WESTERN GAS RESOURCES, INC. ANNOUNCES 2003 RESERVE ADDITIONS AND PRODUCTION